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                                                                   Exhibit 10.42

                        SUMMARY OF INCENTIVE LOAN PROGRAM


         In recognition of ongoing contributions and service to the Company, the Compensation Committee of the Board of Directors of Alkermes has established an Incentive Loan Program for certain of its employees. Alkermes will offer to lend these employees a fixed amount (the "Loan") which offer will expire, if not accepted by the employee, within thirty days of the offer. Any employee accepting the offer (an "employee participant") will be required to sign an Incentive Loan Note in the form presented by the Company.

         The general terms of the Loan are summarized as follows:

         1.  TERM.  The term will be two years.

         2. INTEREST RATE. The interest rate will be equal to the prime rate on the commencement date of the Loan.

         3.  FORGIVENESS.
             a. If, on the first anniversary of the Loan, the employee participant remains an employee of Alkermes, then 50% of the outstanding principal balance of the Loan plus accrued interest on such 50% of the principal will be forgiven on the date of such anniversary.
             b. If, on the second anniversary of the Loan, the employee participant remains an employee of Alkermes, then the remaining principal balance plus all accrued interest will be forgiven on the date of such anniversary.
             c. In the event of the death or long-term disability (as defined in the long-term disability policy of the Company) of the employee participant or a change in control of Alkermes, the remaining principal balance plus all accrued interest will be forgiven, regardless of the timing of such event.

         4. PAYMENT. If the employee participant ceases to be employed by Alkermes prior to the second anniversary of the Loan, then the employee participant must pay all of the outstanding principal balance (less any amount forgiven) plus all accrued interest thereon within 45 days of the employee participant's last day of employment at Alkermes.


         The amount of the principal and interest forgiven on the Loan will be considered ordinary income by the Internal Revenue Service and will be reflected as such by Alkermes at the time of the forgiveness (i.e., on the first and second anniversaries of the Loan). Each employee who is considering participating in this Loan Incentive Program is advised to consult independent tax advisors with respect to the tax treatment of this Loan.